Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations of Barfresh Inc. (“Barfresh”) gives effect to the merger of Barfresh and Moving Box, Inc. (“Moving Box”) as if such transaction occurred at the beginning of the periods presented.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is derived from the audited financial statements of Barfresh and Moving Box.  The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2011 is derived from the unaudited financial statements of Barfresh and Moving Box.

The unaudited pro forma condensed combined balance sheet at September 30, 2011 gives effect to the merger of Barfresh and Moving Box as if such transaction occurred on September 30, 2011.  The unaudited pro forma condensed combined balance sheet is derived from the unaudited balance sheets of Barfresh and Moving Box as of September 30, 2011.

The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by Barfresh in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of  operations or the financial  position of Barfresh that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of Barfresh in the future.

The proposed merger is expected to be accounted for as a reverse merger and it is the intention of the parties to discontinue the operations of Moving Box immediately upon closing.

The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” the consolidated financial statements and notes thereto of Barfresh and other historical information included elsewhere in this filing.

Barfresh Inc.
Proforma Condensed Combined Balance Sheets
As of September 30, 2011

	Barfresh	Moving Box	Adjustments	Pro Forma
Assets
Cash and cash equivalents	$-	$63,534	$415,329	$478,863
Intangible assets	35,254	-		35,254
Total assets	$35,254	$63,534	$415,329	$514,117

Liabilities and stockholders’ deficit
Loans payable - related party	$-	$110,200	$(110,200)	$-
Amounts due to related party	131,652	158,750	(158,750)	131,652
Interest payable		12,411	(12,411)	-
Deferred revenue		4,019	(4,019)	-
Total liabilities	131,652	285,380	(285,380)	131,652

Stockholders’ deficit:
Common stock	1,000	7	(5)	1,002
Additional paid in capital		40,498	478,868	519,366
Deficit accumulated during development stage	(97,398)	(262,351)	221,846	(137,903)
Total stockholders’ deficit	(96,398)	(221,846)	221,846	382,465
Total liabilities and stockholders’ deficit	$35,254	$63,534	$415,329	$514,117

Barfresh Inc.
Proforma Condensed Combined Statements of Operations
For the Nine Months Ended September 30, 2011

	Barfresh	Moving Box	Adjustments	Pro Forma

Revenues	$-	$75,119	$(75,119)	$-

Operating expenses
Production costs	-	93,788	(93,788)	-
General and administrative	72,528	8,297	(8,297)	72,528
	72,528	102,085	(102,085)	72,528

Income (loss) from operations	(72,528)	(26,966)	26,966	(72,528)

Other (expenses)	-	67,285	(67,285)	-

Income (loss) from operations before income taxes	(72,528)	40,319	(40,319)	(72,528)

Income tax provision	-	-	-	-

Net loss	$(72,528)	$40,319	$(40,319)	$(72,528)

Per share information – basic and fully diluted:
Weighted average shares outstanding				11,333,332
Net loss per share, basic				$(0.01)

Barfresh Inc.
Proforma Condensed Combined Statements of Operations
For the Year Ended December 31, 2010

	Barfresh	Moving Box	Adjustments	Pro Forma

Revenues	$-	$-	$-	$-

Operating expenses
Production costs	-	248,924	(248,924)	-
General and administrative	23,447	41,969	(41,969)	23,447
	23,447	290,893	(290,893)	23,447

Income (loss) from operations	(23,447)	(290,893)	290,893	(23,447)

Other (expenses)	-	-	-	-

Income (loss) from operations before income taxes	(23,447)	(290,893)	290,893	(23,447)

Income tax provision	-	-	-	-

Net loss	$(23,447)	$(290,893)	$290,893	(23,447)

Per share information – basic and fully diluted:
Weighted average shares outstanding				11,333,332
Net loss per share, basic				$0.00

Barfresh Inc.
Notes to Proforma Condensed Combined Financial Statements

Note 1.  Merger

On January 10, 2012 Barfresh and Moving Box entered into a series of agreements whereby Moving Box acquired all of the outstanding shares of Barfresh in exchange for the issuance of 9.333.332 common shares.  As a result of the exchange, Barfresh became a wholly owned subsidiary of Moving Box. The exchange was accounted for as a recapitalization effected by a share exchange, wherein Barfresh is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of Barfresh have been brought forward at their book value and no goodwill has been recognized.

In addition Moving Box entered into an agreement with a principal of Moving Box to sell to that principal all of its equity interest in it subsidiary in exchange for a total of 4,500,000 shares of Moving Box common stock held by the principal.  The shares of common stock acquired in this Spin-Out were cancelled following the above discussed merger.

These proforma financial statements give effect to the above described transactions as if they occurred at the date of the financial statements.

Note 2.  Financing Transaction

Immediately following the merger, Moving Box completed an initial closing of the sale of units consisting of an aggregate of (i) 169,086 shares of its common stock and (ii) Warrants to purchase 169,086 shares of common stock which have a five-year term and an initial per share exercise price of $6.00, subject to adjustment as described below.  The price per unit was $3.00 for an aggregate Purchase Price of $507,258.  Expenses of the offering, consisting primarily of legal fees were $28,395, for net proceeds of $478,863.

The Warrants have a five-year term and are exercisable for an aggregate of 169,086 shares of our common stock at an initial per share exercise price of $6.00, subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. The Warrants are exercisable on a cash basis.

These proforma financial statements give effect to the above described transactions as if they occurred at the date of the financial statements.

Note 3.  Earnings Per Share

The proforma weighted average shares outstanding gives effect to the issuance of 9,333,332 shares of common stock in connection with the merger as if it occurred at the beginning of the periods presented.

There was no common stock equivalents in either period presented.